EXHIBIT 10.1

Dragon Telecom International Agreement

The agreement is made on April 27, 2010

Consigner：Dragon Telecom International Limited, a company organized under the laws of Hong Kong Special Administrative Region of the People's Republic of China, and with offices at _ Rm 2106, 21/F, Sinao Favour Centre, 1 On Yip Street, Chai Wan, Hong Kong, Business License No.: 1383846 - Hong Kong (hereinafter referred to as "CONSIGNER", including its successors);

Agent: China Wi-Max Communications, Inc. a company organized under the laws of Nevada, with offices at Suite 335, 1905 Sherman Street, Denver, Colorado 80203 (hereinafter referred to as "AGENT");

Whereas, the agent is willing to obtain the right of sales agency in the agreement from the consigner, and the consigner agrees to authorize the agent the right of sales agency for corresponding agency business in accordance with the regulations of the agreement.

In view that the consigner is willing to obtain the sales of agency businesses to telecom clients from the agent, and the agent has shown to the consigner the professional technical resources, personnel, serving sites and client resources required for selling the agency businesses.

The following agreements are reached:

Article 1 Definition

The terms in the agreement are defined as follows:

1.1 “Telecom clients” or “clients” refer to end users that are developed by the agent and use the agency businesses provided by the consigner in accordance with the terms and conditions of the agreement. Both parties agree that the telecom clients are regarded as the clients of the consigner and included into the client management scope of the consigner, and all the telecom client resources are uniformly managed by the consigner.

1.2 “Agency business” refers to telecom business provided by the consigner, actually occurring in and out of the China mainland and sold to telecom clients by the agent in accordance with the agreement. Except with the approval of the consigner, any changes of the original business (changes of the speed rate, interface and client node of the original businesses, etc.) and the rent renewal business after the expiration of the original business for the existing clients of the consigner do not belong to the agent business in principle. The project of the agent business is periodically adjusted with the consent of the consigner or by notifying the agent in advance.

1.3 “One party” refers to the consigner or the agent, and “both parties” refers to the consigner and the agent.

1.4 “Network transfer” refers to the agent transferring the telecom clients of the consigner into a telecom network that doesn’t belong to the consigner without the consent of the consigner.

Article 2 Authorization of the Right of Agency and Classification of Agency

2.1 The consigner authorizes the agent the non-exclusive and non-transferable right to sell the consigner’s services to telecom clients in accordance with the terms and conditions of the agreement. The agent accepts the above authorization of the consigner in accordance with the terms and conditions of the agreement.

2.2 The agent shall sign agreements with the clients developed by the agent in a uniform contract or other methods as authorized.

2.3 The right of agency obtained by the agent includes “agency of consigner”.

2.3.1 “Agency of consigner”: the agent conducts the promotion and sales in the name of Dragon Telecom International Limited and the consigner signs the agreements with clients in a uniform contract and pays the agency fee to the agent.

Article 3 Exclusiveness of the Agreement

Within the term of the agreement, the agent shall not expand cooperation containing the agency businesses of the same nature with any third party for the same territory. For specific conditions, both parties shall negotiate separately.

Article 4 Obligations of the Agent

4.1 When applying for the agency business, the agent shall provide the permit of operating telecom businesses in countries and places of the agent, if required, the business license and other documents as required by the consigner. The agent shall notify the consigner timely in case of changes.

4.2 The agent agrees to actively expand the sales of the agency business as soon as possible in accordance with the regulations of the agreement; unless with the written consent of the consigner, the agent shall not conduct other operations beyond the scope of agency business authorized in the agreement in the name of “Dragon Telecom International Limited”.

4.3 Before expanding each business, the agent shall notify the consigner of client names and business content and expand the business with the consent of the consigner; the agent shall not expand the sales activities of agency businesses in the existing client groups of the consigner or transfer the clients of the consigner from one business network to another business network without the consent of the consigner. For the expansion of the telecom client market, the agent shall actively communicate with the consigner to avoid work conflicts and overlaps.

4.4 The agent shall abide by relevant laws and rules in Hong Kong and mainland of China and the agency and sales areas, and relevant provisions for administration of agency businesses of the consigner. Besides, the agent shall accept the business guidance and management of the consigner.

4.5 The agent agrees to seriously abide by the product prices of agency businesses and provide quality services to users.

4.6 The agent expands businesses in the mode of “agency of consigner” and shall verify the information filed by clients and submit the original application information to the consigner upon signatures or seal of clients. The agent shall grasp the usage situation of clients at any time, such as the acceleration and deceleration of lines, machine relocations, changes of account information and overdue payments, handle corresponding procedures for clients in time and shall not delay. All the disputes and arrears occurring due to the agents delay shall be borne by the agent.

4.7 The agent shall provide business consultations, acceptance, charging, maintenance and trouble treatment for clients according to the process and standards provided by the consigner and provide integration, installation, training and follow-up services of terminal devices and systems for clients as requested. Charging and settlement process, open process, trouble treatment process, business inquiry process and OSS settlement process for clients shall be negotiated by both parties separately and relevant attachments shall be formed as the complementary parts of the agreement.

4.8 The agent agrees to strive to sell the agency business and periodically report in written reports the information related to the market, pricing, availability, service quality and the general sales situation of agency businesses to the consigner.

4.9 The agent agrees to assign the personnel with high commercial and technical quality to engage in the sales of agency businesses.

4.10 The agent agrees to implement the agreement seriously and is responsible for business and client disputes due to its own actions and bears all the responsibility. The agent agrees to compensate the consigner and ensure that the consigner is free from damages, claims or losses caused by disputes due to the agent.

4.11 The agent shall ensure the consigner as to the quality of clients it develops. In case the clients it develops owe the payment, the agent is liable to dunning for payment. The agent can not withdraw the agency fee for any overdue payment until the clients pay all overdue amounts.

4.12 The clients developed by the agent shall sign contracts with the consigner for at least one year. In case the users terminate the contracts in advance, the consigner will not pay the agent the agency fee for the corresponding period of lost business. In case the consigner has paid the agency fee for this lost business to the agent, the agent shall return the agency fee for the lost business to the consigner.

4.13 All the clients developed in any way by the agent belong to the consigner. However, the agent is responsible for any commitment made to the clients without the consent of the consigner.

4.14 The agent shall protect the enterprise and brand images of the consigner. The business name, service mode, quality and time limit requirements as well as other standards used in business activities of the agent shall be in accordance with relevant standards which are used by the consigner when signing the agreement and may be amended at any time later. The agent shall not utilize any trade mark and brand image of the consigner to conduct other activities beyond the scope agreed in the agreement.

Article 5 Obligations of the Consigner

5.1 The consigner is responsible for provision of agency businesses, business acceptance, organization and dispatch, circuit opening, acceptance of trouble declaration of clients, payment settlement and other matters involved in the agreement.

5.2 The consigner is responsible for verification of the application forms of clients accepted by the agent. For the application forms that fail to comply with the requirements, the consigner instructs the agent to amend them and return the amended application forms within three work days after the receipt.

5.3 The consigner is responsible for establishment of the management and implementation criteria and operation processes related with the agency businesses, and organization of the implementation.

5.4 The consigner is responsible for supervision, examination and assessment of the quality of services provided by the agent and involved in the agreement.

5.5 The consigner is responsible for consultations, training and guidance of agency business involved in the agreement.

5.6 Under the payment term that the clients make the payment directly to the consigner, the consigner is responsible for letting the agent know the payment condition of the clients at any time in a proper way, so as to press for the payment on time.

5.7 The consigner is responsible for paying the business agency fee to the agent in accordance with the regulations of the agreement and the attachment.

5.8 The consigner agrees to provide certain support and assistance to the agent, including free provision of marketing information in proper quantity acknowledged by the consigner to the agent.

5.9 The consigner agrees to provide commercial and technical training to the agent.

5.10 The consigner agrees to provide products and prices with market competitiveness to the agent.

Article 6 Agency Business Products, Agency Fee, Marketing Areas and Annual Sales Budget

6.1 Agency business products and agency and marketing areas of the agent: in accordance with the “Attachment I” of the agreement.

6.2 The agency fee and the settlement proportion of agency fee: negotiated by both parties separately, and relevant attachments shall be formed as the complementary files of the agreement.

6.3 The agent strives to finish the task goal of annual sales budget of the consigner. The specific annual sales budget index is negotiated by both parties separately.

Article 7 Collection of Fees and Mode of Settlement

7.1 The procedures of collection of fees and settlement of agency fees for the clients developed by the agent are negotiated by both parties separately, and relevant attachments shall be formed as the complementary files of the agreement.

Article 8 Intellectual Property Rights

8.1 The agent shall not use any trade mark and enterprise image of the consigner in principle. Under special circumstances, such as printing business materials or business introductions for promotion activities to meet the requirements of business development, the agent can use the trade mark and enterprise image of the consigner. However, the written consent and confirmation of the consigner shall be obtained in advance and the current efficient usage rules and guidance of the consigner shall be seriously abided by.

8.2 Any content in this agreement shall be deemed to authorize any right, qualification and benefit related with the trade mark and enterprise brand image to the agent. Except as regulated by the agreement, the agent shall not use any similar trade mark or mix the trade mark, nor use the enterprise brand image mentioned above. The agent shall avoid using or registering any similar or confusing trade mark or enterprise brand image.

8.3 The agent shall not publish, encourage or approve any advertisement, action, adopted method or consequences produced that may damage the consigner of the good names, trade marks and reputation of products of the consigner.

8.4 In case of the receipt of the written notification of the consigner, or the termination or expiration of the agreement, all the rights of using the logo and enterprise brand image of the agent according to Article 8.1 of the agreement are terminated on the date of expiration or termination. The agent shall immediately stop the usage of the logo and enterprise brand image.

Article 9 Responsibilities of breach of contract

9.1 It will be deemed as breach of the contract when any party doesn’t perform the its responsibilities under the agreement. The party that violates the contract shall bear the losses caused to the other party for breach of the contract.

9.2 The agent shall not conduct other operational activities of non-agency or non-authorized businesses by utilizing the trade mark and symbol of the consigner. Otherwise, the consigner reserves the right to terminate the agency agreement and the corresponding responsibilities are borne by the agent in accordance with the regulations of the agency agreement.

9.3 Should the agent disclose the business secrets of the consigner without the written approval of the consigner within the term of the agency agreement, the consigner shall have the right to terminate the agency agreement; in case the disclosure is serious or serious consequences are caused, the agent shall bear the legal responsibilities and costs incurred thereby.

9.4 Any party that causes economic or reputation losses to the other party by violating the articles of the agreement shall bear the compensation responsibility.

9.5 The consigner shall have the right to cancel the agency fee of the agent in case the agent violates the regulations of Article 4.5 unless the violation occuured with the prior written consent of the consigner.

9.6 If any of the articles in the agreement are contradictory, one party shall not bear the responsibilities for benefit or profit losses, unrealized anticipated conservation, business reputation losses, data missing and other losses due to the actions in the agreement.

9.7 The consigner is not responsible for the additional warranties or the warranties different from regulations of the standard warranty articles for the products of the consigner provided to the telecom clients by the agent. The agent is responsible for all the responsibilities and obligations for consequences, infringement or charges occurred due to any additional or different warranties offered by the agent.

Article 10 Inspection Facilities and Records

The agent grants the consigner or the independent auditors assigned by the consigner the right to inspect the facilities and records related with the activities for the agreement within the work hours of the agent. The records include the original contract, invoice, payment voucher, transfer voucher and others related items related to the agreement. To conduct the above inspection, the agent agrees to provide the consigner the personnel, records and facilities in accordance with the reasonable requirements of the consigner.

Article 11 Changes and Dissolution of the Agreement

11.1 The agent shall not transfer the agency right of the consigner without the written consent of the consigner.

11.2 Should the agent wished to terminate the agency agreement in early, the agent shall apply to the consigner at least three months in advance. All the agency matters shall be seriously performed in accordance with the agency agreement before the agency agreement is terminated with the formal consent of the consigner.

11.3 In case of the adjustment of telecom business expenses related with the agreement, the relevant contents of the agreement shall be adjusted without the written consent of both parties.

11.4 The agent shall not transfer all or partial rights and obligations in the agreement without the agreement of both parties. In case of recombination, consolidation or name changes of the agent, another agreement shall be signed between both parties after the agent notifies the consigner and obtains the consent of the consigner.

11.5 Should the agent act as follows, the consigner shall have the right to notify the agent to terminate the agreement at any time, which doesn’t affect the right of the consigner to ask for compensation for any other losses;

11.5.1 Should the agent accept or provide services in accordance with the business disposal procedures or cause economic or reputation losses to the consigner by violating the disposal procedures in operation, the consigner shall have the right to terminate the agency agreement.

11.5.2 The agent conducts activities beyond the scope specified in the agreement by utilizing the trade mark and enterprise brand image of the consigner.

11.5.3 The agent violates the confidential obligations.

11.5.4 The agent expands cooperation containing the same substantive contents with the third party.

11.6 The agent is responsible for assisting the consigner to complete the transfer and transition of clients and shall not affect services to clients in case of the termination or expiration of the agency agreement.

11.7 In case of the expiration or termination of the agency agreement due to the above reasons, the agent shall stop the sales and marketing of agency business products and stop using the confidential information, files, trade mark or enterprise brand image of the consigner.

Article 12 Confidentiality

12.1 One party of the agreement (“Information Discloser”) shall enjoy the legal title of all kinds of technical and commercial information, specifications, drawing paper, files and exclusive techniques provided to the other party (“Information Recipient”) in accordance with the agreement (or with respect to the agreement).

12.2 In addition to the actions authorized by the agreement, the information recipient shall protect the confidential information as business secrets, and shall not copy or disclose partial or all the confidential information to any third party. The information recipient may disclose the confidential information provided by the other party to employees with the acknowledgement necessity only for the purpose of the agreement, but shall instruct the employees to abide by the confidentiality and non-disclosure obligations specified in the chapter. The recipient can copy the confidential information only for the purpose of performing the obligations in the agreement, and shall return all the confidential materials to the information discloser and destroy all the copies upon the termination or dissolution of the agreement. The recipient shall well maintain the confidential materials and is liable for bearing all the responsibilities for the theft or careless disclosure of the confidential materials or other incidents that may impair the confidentiality of the confidential materials within the term of the recipient. The recipient is responsible for compensation of the losses caused thereby to the discloser.

12.3 The article is not applicable to the restriction of confidential information in the following situations, when the confidential information:

(1) enters into the public sector not because of the mistakes of the information recipient;

(2) is proved by relevant records of the party that the confidential information is independently developed by the information recipient;

(3) is acquired by the information recipient from any other person who doesn’t violate the confidentiality obligations of the information discloser;

(4) are required to disclose by the information recipient in accordance with the law, but the information recipient shall notify the information discloser within a reasonable time in advance to let the information discloser adopt necessary protective measures.

12.4 The confidential period of the agreement is five (5) years from the effective date of the contract.

Article 13 Force Majeure

13.1 The force majeure mentioned in the agreement refers to earthquakes, typhoon, water, fire, wars and other unpredictable objective situations, of which the occurrence and consequences can’t be prevented or avoided and are invincible.

13.2 In case one party of the agreement can’t perform or can’t fully complete the obligations of the agreement due to the force majeure, the party shall notify other parties of the agreement within ten calendar days after the occurrence of the force majeure, and provide the certificate of force majeure issued by relevant departments to the other parties within ten calendar days after the occurrence of the force majeure.

13.3 In case any party can’t perform the agreement due to the force majeure, some or all the responsibilities of the party can be exempted according to the influences of the force majeure, unless otherwise specified by the law. The responsibilities can’t be exempted in case the force majeure occurs after delaying the performance of the agreement.

13.4 In case the agreement is terminated for ten calendar days or above due to the influences of the force majeure, the consigner or the agent shall have the right to terminate the agreement and notify the other party in written form.

Article 14 Independence

Any content of the agreement shall not be deemed or interpreted as the parties having any relationship of joint venture, partnership and strategic partnership.

Article 15 Applicable Laws and Settlement of Disputes

15.1 The agreement is governed by the law of the Hong Kong Special　Administrative　Region of the People's Republic of China and interpreted by the law of Hong Kong.

15.2 Any dispute, controversy or claim due to the contract or in connection with the contract, termination for breach of the contract or invalidity of the contract shall be settled through friendly negotiations between both parties. In case the disputes can not be settled through friendly negotiations, the disputes will be submitted to the arbitration authority for arbitration.

15.3 The arbitration shall be conducted in accordance with the efficient arbitration rules of the United Nations Commission on International Trade Law currently but can be amended as follows:

15.4 The institution that appoints the arbitrator is Hong Kong International Arbitration Center and the appointed place is Hong Kong International Arbitration Center. Only one arbitrator is responsible for arbitration.

15.5 The arbitration is managed by Hong Kong International Arbitration Center in accordance with the efficient arbitration rules of Hong Kong International Arbitration Center in accordance with the date of the contract, including the complementary parts of the arbitration rules of the United Nations Commission on International Trade Law.

15.6 The language for the arbitration procedures is Chinese.

15.7 The arbitration award is the final result which binds on both parties.

15.8 The arbitration fees are borne by the losing party.

15.9 During the arbitration process, both parties shall continue to perform other parts unrelated with the arbitration in the contract.

Article 16 Effectiveness of the Agreement and Other Articles

16.1 The agreement is effective from signatures and official seals of the legal representatives or the authorized representatives of both parties, with the term of validity of one year. When the term of validity expires, the consigner will verify the agency qualification of the agent again. The agreement will continue to be effective if the verification is passed. Otherwise, the consigner will require terminating the contract in written notice thirty days in advance.

16.2 Any matters uncovered in the agreement shall be solved by both parties in the spirit of friendliness and cooperation.

/s/ Steven Sheo	/s/ Steven Berman

Steven Sheo, President	Steven Berman, CEO and President
Dragon Telecom International Limited	China Wi-Max Telecommunications, Inc.

Attachment I

I. Agency Business Products:

1. Global Network Service

A. Cross-border Ethernet private line

B. MPLS VPN business

C. IPLC

2. Internet Access

3. Data Center (IDC) Business

4. IT Outsourcing Service

5. Comprehensive Solutions

A. Network management service

B. Cross-border video

II. The Agency and Marketing Areas of the Agent:

1. North America and China